EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of November 1, 2010, by and among First PacTrust Bancorp, Inc. a Maryland corporation (“Employer or “First Pac”), and Gregory A. Mitchell (“Employee”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. Employment.  Employer hereby agrees to employ Employee as Chief Executive Officer, and Employee hereby accepts employment with Employer upon the terms and conditions herein set forth.

2. Term.  The term of this Agreement shall begin on November 1, 2010 (the “Commencement Date”) and shall expire on the date that is three years from the Commencement Date (the “Term End Date”), unless terminated sooner as hereinafter provided or unless extended as provided in the next sentence.  Commencing on November 1, 2013, and on each anniversary of such date, the term of this Agreement shall automatically be extended for one additional year unless either party notifies the other party at least ninety (90) days prior to such date or anniversary date that the term of this Agreement will not be extended.  Reference herein to the term hereunder shall refer to both the initial term and any extended term hereunder.

3. Duties.  Employee will, during the term hereof:

(a)
be employed by Employer on a full-time basis with all such authority, duties and responsibilities as are commensurate with his position as Chief Executive Officer and as may be consistent with such position, reporting directly to the Board of Directors of Employer, and shall perform such other duties and responsibilities on behalf of Employer and its affiliates as reasonably may be directed by the Board of Directors of Employer;

(b)	devote his full business time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests, except for vacations and absences made necessary because of illness; and

(c)
if appointed by the Board of Directors or if elected by the shareholders of Employer, serve on the Board of Directors of Employer.  If Employee is serving on the Board of Directors of Employer or any affiliate of Employer at the time of the termination of his employment with Employer, Employee shall immediately offer to resign from such Board(s), which resignation shall become effective if accepted by such Board(s).

4. Compensation.  During the term of this Agreement, Employer shall pay Employee:

(a)
on the Commencement Date, a one-time signing bonus in the form of 9,598 shares of restricted stock of Employer granted pursuant to the Company’s 2003 Recognition and Retention Plan, which shares shall vest in 20% annual increments commencing on the first anniversary of the Commencement Date.  The terms of such grant shall be subject to the terms of the final restricted stock agreement evidencing such grant, the form of which shall be attached hereto as Exhibit A (the “Restricted Stock Agreement”).  In the event of a conflict between the Restricted Stock Agreement and this Agreement, the terms of the Restricted Stock Agreement shall control.

(b)
a base salary at the rate of $416,000 per annum, payable in periodic payments in accordance with Employer’s practices for other executive, managerial, and supervisory employees (but not less frequently than monthly), as such practices may be determined from time to time and subject to customary tax withholdings.  The Board of Directors of Employer or the Compensation Committee of the Board of Directors of Employer (the “Committee”) will review such base salary at least annually and, in its discretion, may increase  such salary.

(c)
additional or special compensation, such as equity awards, incentive pay or bonuses, based upon Employee’s performance, as the Board of Directors of Employer or the Committee in its discretion, may from time to time determine; provided, however, that until such time as Employer has repaid in full all funds received by it under the Troubled Asset Relief Program (“TARP”) of the U.S. Department of the Treasury (the “U.S. Treasury”), any such compensation shall be solely to the extent permitted by the requirements and restrictions of Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), as such requirements and restrictions are implemented by rules, regulations or other guidance issued by the U.S. Treasury from time to time, including, but not limited to, the Interim Final Rule published June 15, 2009 (the “IFR”) (the provisions of EESA, as amended by ARRA, as implemented by the IFR, together with such amendments or modifications thereto and any other rules, regulations or guidance relating thereto as may be published from time to time are referred to herein, collectively, as the “TARP Requirements”).  Any amounts payable under this Section 4(c) that constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 14(a) of this Agreement) shall be subject to such terms or conditions that satisfy the applicable requirements of Section 409A.

All such payments will be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Employee.

5. Options:

(a)
General. Executive may receive grants of options from Employer from time to time for his services as an executive at Employer and/or any subsidiary of Employer. On the Commencement Date, Executive shall receive an inducement grant of options from Employer for the purchase of three hundred thousand (300,000) shares of Employer’s common stock at an exercise price per share equal to the closing market price per share of the Employer’s common stock on the Commencement Date (the “Initial Grant”). The Initial Grant shall become vested and exercisable in three equal annual installments of 100,000 shares on the first, second and third anniversaries of the Commencement Date. The terms of the Initial Grant, including the foregoing vesting schedule, shall be subject to the terms of the final option agreement which evidences the Initial Grant, which shall be attached hereto as Exhibit B (the “Initial Grant Agreement”).  In the event of a conflict between the Initial Grant Agreement and this Agreement, the terms of the Initial Grant Agreement shall control.

(b)
Designation of Beneficiary.  From time to time, by signing a form furnished to First Pac, Employee may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer the Initial Grant if he were to die before he  exercised the Initial Grant. If Employee fails to designate a beneficiary as provided above, or if the designated beneficiary dies before Employee or before complete payment, the Initial Grant shall be transferred to the Employee’s estate.  For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by Employee as his beneficiary in the last effective beneficiary designation form filed with First Pac, or if Employee has failed to designate a beneficiary, the Employee’s estate.

6. Automobile and Other Expenses.  During the term of this Agreement, Employer shall furnish Employee with the use of an automobile of a make and model mutually agreeable to Employer and Employee. In the alternative, Employer may provide Employee with an auto allowance of $700.00 per month, with annual increases in such payment to be determined by the Board of Directors of Employer or the Committee to reflect increases in the cost of living or fuel costs. Employee shall be reimbursed for other expenses incurred in connection with Employer’s business in accordance with Employer’s expense reimbursement policy for senior executives.

7. Benefits.  Employee shall be entitled to participate in such vacation, life insurance, medical, dental, pension, supplemental disability, retirement plans and other programs as may be approved from time to time by Employer for the benefit of its executive employees.  In addition, Employer agrees to secure office space for Employee near his principal residence, or reimburse him for the cost of securing office space up to a maximum cost of $500.00 per month (adjusted annually for inflation).

8. Vacation.  Employee shall be entitled to the greater of the accrual or 1.67 days of vacation for each month of service or such other accruals as outlined in Employer’s human resource policies.  In the event that the full vacation for any calendar year is not taken by Employee, no vacation time shall accrue for use in future years, except in accordance with Employer’s then existing policy for the carry forward of accrued vacation.

9. Termination.

(a)
Employee’s employment with Employer shall be terminated (i) by reason of Employee’s death or (ii) by reason of Employee’s becoming permanently disabled for purposes of Employer’s long-term disability program.

(b)	Employer may terminate Employee’s employment hereunder for any reason, with or without Cause, at any time upon notice to Employee.

(c)
Employee may terminate his employment hereunder without Good Reason at any time upon forty-five (45) days’ prior written notice to Employer.  In the event of termination of Employee’s employment pursuant to this Section 9(c), Employer may elect to waive the period of notice, or any portion thereof, and, if Employer so elects, Employer will pay Employee his base salary for the period so waived.

(d)
Employee may terminate his employment for Good Reason within ninety (90) days following the occurrence of any condition constituting Good Reason (as defined below), provided that Employee has first provided notice to Employer specifying in reasonable detail the condition giving rise to the Good Reason, Employee has provided Employer with a period of thirty (30) days to remedy the condition (and the notice so specifies), and Employer has failed to remedy the condition within this thirty (30) day period.

(e)	Employer and Employee may also terminate Employee’s employment with Employer by issuing a notice to the other pursuant to Section 2 hereof.

10. Severance Benefits.

(a)	In the event of the termination of Employee’s employment, for any reason, Employee shall be entitled to any Accrued Obligations.

(b)
In the event that Employer terminates Employee’s employment without Cause or Employee resigns with Good Reason, subject to Sections 10(e)-(j) and Section 14, (i) Employee shall be entitled to severance pay equal to twenty four (24) months’ salary at the rate of salary in effect on the date his employment with Employer terminates,  (ii) the Initial Grant, to the extent not theretofore fully vested, shall become fully vested and immediately exercisable in accordance with its terms and (iii) in the event the Employee is not theretofore fully vested in the restricted shares provided under Section 4(a) as a signing bonus, the Employee shall be entitled to be appointed as an advisory director of Employer and shall be permitted to continue serving in that capacity until all such restricted shares have vested in full.

(c)
In the event that Employer elects not to renew this Agreement or any extension thereof, subject to Sections 10(e)-(j) and Section 14, Employee shall be entitled to severance pay following the termination of his employment equal to twelve (12) months’ salary at the rate of salary in effect on the Term End Date (or any later date to which the term of this Agreement was last extended).

(d)
Subject to Section 14, any severance pay to be paid pursuant to Section 10(b) or 10(c) shall be paid in equal monthly installments (twenty-four in the case of severance pay pursuant to Section 10(b) and twelve (12) in the case of severance pay pursuant to Section 10(c)), commencing on the first business day coincident with or next following the sixtieth (60th) calendar date following the Employee’s termination of employment.

(e)
In the event of Employee’s death within 24 months of termination for any reason, all remaining eligible benefits under this section shall be paid to Employee’s designated beneficiary as noted in Section 5(b) of this Agreement.

(f)
Any severance pay to be paid pursuant to Section 10(b) or 10(c) is subject to and conditioned upon Employee signing and delivering (and not revoking) to Employer a general release and waiver (in a form reasonably acceptable to Employer), waiving all claims the Employee may have against Employer, its parents, subsidiaries, successors, assigns, affiliates, and their respective executives, officers and directors relating to Employee’s employment with Employer.

(g)
The payment of the severance pay under Sections 10(b) and (c) is conditioned upon the Employee’s compliance with the non-solicitation and nondisclosure requirements set forth in Sections 11 and 12 hereof;

(h)
Notwithstanding any other provision of this Agreement to the contrary, if payments under this Agreement, together with any other payments received or to be received by Employee in connection with a “change in control” (for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (but not less than zero) to the extent necessary so as to maximize payments to Employee without causing any amount to become nondeductible.  Employee shall determine the allocation of such reduction among payments to Employee.

(i)
Notwithstanding any other provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any  regulations promulgated thereunder, including  12 C.F.R. Part 359.

(j)
Notwithstanding any provision in this Section 10 to the contrary, Employee understands and agrees that any payments or benefits provided to Employee under this Section 10 shall be made only to the extent permitted by the TARP Requirements.

(k)           For purposes of this Agreement:

(A)
“Accrued Obligations” means (i) any base salary that Employee has earned but not been paid during or prior to the Employee’s termination of employment, (ii) pay for any vacation time earned but not used through the date of termination, subject to Section 8 of this Agreement, (iii) any business expenses that are reimbursable under Section 6 that were incurred by Employee as of the Employee’s termination of employment but have not been unreimbursed on the date of termination, subject to the submission of any required substantiation and documentation, and (iv) any payments or benefits to which Employee or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan.

(B)
Termination for “Cause” shall mean termination of the employment of Employee because of Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of Employer at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(C)	“Good Reason” shall exist if, without Employee’s express written consent, Employer shall:

(1)
assign to Employee duties that are materially inconsistent with that of his position as Chief Executive Officer of Employer (including status, offices, title(s) and reporting requirements), authority, duties or responsibilities, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities;

(2)
by inaction of its Board of Directors, fail to recommend or nominate Employee for re-election to  Employer’s Board of Directors at an annual meeting of stockholders of Employer at which Employee’s term as a director is to expire;

(3)	unless required by regulatory authorities, reduce the salary of Employee, or materially reduce the amount of paid vacations to which he is entitled;

(4)	materially breach this Agreement; or

(5)
require Employee to relocate his principal business office outside of Southern California; or his principal place of residence outside the San Francisco Bay area, or assign to Employee duties that would reasonably require such relocation.

11. Nonsolicitation.

(a)
Unless otherwise agreed in writing, during the term of this Agreement, and for a period of (i) twenty four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b) or (ii) twelve (12) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(c), Employee shall not solicit or attempt to solicit any individual or entity who was a customer of Employer or any of its affiliates during the period of the Employee’s employment hereunder with the intent or purpose to perform for such customer the same or similar services which Employer or any of its affiliates performed for such customer or induce or attempt to induce any individual or entity who was an employee, agent or independent contractor of Employer or any of its affiliates during the period of Employee’s employment hereunder to discontinue providing services to Employer or any of its affiliates.

(b)
Unless otherwise agreed in writing, during the term of this Agreement, and for a period of (i) twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b) or (ii) twelve (12) months following a termination of Employee’s employment with Employer following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(c), Employee shall not, and will not assist any other person to (a) hire or solicit for hiring any employee of Employer or any of its affiliates or seek to persuade any employee of Employer or any of its affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.

12. Nondisclosure of Confidential Information.  Employee acknowledges that Employer and its affiliates may disclose confidential information to Employee during the term of this Agreement to enable him to perform his duties hereunder.  Employee hereby covenants and agrees that, except as required by law, regulatory directive or judicial order, he will not, without the prior written consent of Employer, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates.  For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public, or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it.  Employee further agrees that if his employment hereunder is terminated for any reason, he will leave with Employer and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.

Employee agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Employee may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors.

Employee agrees, without charge to Employer and at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees.

Upon a request by Employer, Employee will promptly report to Employer all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors.  All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.

The covenants set forth in this Section 12 are made by Employee in consideration of the employment, or continuing employment of, and the compensation paid to, Employee during his employment by Employer.  The foregoing covenants will not prohibit Employee from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

Any breach of this covenant of nondisclosure will result in the forfeiture by Employee and all other persons acting for or with Employee in any capacity whatsoever of any and all rights to severance pay under Section 10 hereof unpaid at the time of breach and in such event Employer shall have no further obligation to pay any amounts related thereto.

13. Additional Remedies.  Employee recognizes that his services hereunder are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Employee of any of the provisions of Sections 11 and 12 of this Agreement or either of them, and that Employee’s continued employment is predicated on the commitments undertaken by him pursuant to said Sections.  In the event of any breach of any of Employee’s commitments pursuant to Sections 11 and 12 or either of them, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

14. Section 409A.

(a)
Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee,” as defined below, any and all amounts payable under Section 10 on account of such termination of employment that constitute “nonqualified deferred compensation” under Section 409A of Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code.  If Employee receives compensation under Section 10 that can in part be treated as paid under a “separation pay plan” described in Treasury Regulation Section 1.409A-1(b)(9) then, to the extent permitted under Section 409A, the compensation shall be treated as first made from the separation pay plan.

(b)
For purposes of Section 10 of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of Employer.

(c)
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)
Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)
The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A and the Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future.  The parties shall cooperate in good faith and take all steps reasonably necessary and practicable consistent with the terms of this Agreement to comply with the requirements of Section 409A in order to avoid income inclusion under Section 409A or the imposition of taxes thereunder.

15. Global TARP Limitation. Notwithstanding anything herein to the contrary: until such time as Employer has repaid TARP funds to the U.S. Treasury in full, all amounts payable hereunder shall be subject to and limited by the TARP Requirements as in effect from time to time (regardless of whether the terms hereof specifically refer to TARP or the TARP Requirements), as and to the extent applicable with respect to Employee. In this regard, Employee acknowledges and agrees that until such time as Employer has repaid TARP funds to the U.S. Treasury in full, any bonus, retention or incentive compensation payment Employee receives (whether paid under this Agreement or otherwise) will be subject to recovery (clawback) by Employer if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric or criteria.  Employee hereby voluntarily waives any claim against Employer or any of its affiliates for any such recovery or for any other changes to his compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including golden parachute agreements and tax gross-ups) that are required to comply with the TARP Requirements (regardless of whether the compensation, benefit or other amount is payable under this Agreement).  This waiver includes all claims the Employee may have under the laws of the United States or any state related to the requirements imposed by the TARP Requirements, including, without limitation, a claim for any compensation or other payments Employee would otherwise receive.

16. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies.  Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by Employer’s Board of Directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment or modification thereto.

17. Assignment; Benefit.  Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that Employer may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, Employer (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is  capable of fulfilling the obligations of Employer hereunder).

18. Waiver.  Failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by either party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

19. Severability.  If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.

20. Benefits.  The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Employee, its and his heirs, personal representatives and successors including without limitation Employee’s estate and the executors, administrators, or trustees of such estate.

21. Relevant Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.  Any dispute between the parties hereto not relating to the enforcement of Section 11 or Section 12 hereof shall be settled by arbitration in California in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

22. Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two of Employer’s business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

(a)	If to Employer:

Chairman of the Board
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California  91910

If to Employee:
Gregory A. Mitchell
6 Camino Monte Sol
Alamo, CA   94507

23. Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof, and this Agreement shall not be modified or amended except by written agreement of Employer and Employee.

24. Captions.  The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.

25. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same Agreement, which shall be sufficiently evidenced for all purposes by any one executed counterpart.

26. Construction.  Employer and the Employee acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties each represented by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

27. Survival.  The obligations contained in this Agreement shall survive the termination of Employee’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Employee:

___________________________________
Gregory A. Mitchell

First PacTrust Bancorp, Inc.

By:

___________________________________
Its: ________________________________

EXHIBIT A

FORM OF RESTRICTED STOCK AGREEMENT

FIRST PACTRUST BANCORP, INC.
2003 RECOGNITION AND RETENTION PLAN
RESTRICTED STOCK AGREEMENT

RS No.  ____

Shares of Restricted Stock are hereby awarded on November 1, 2010, by First PacTrust Bancorp, Inc., a Maryland corporation (the "Corporation"), to Gregory A. Mitchell (the "Grantee"), in accordance with the following terms and conditions:

1.           Share Award.  The Corporation hereby awards to the Grantee 9,598 shares ("Shares") of common stock of the Corporation ("Common Stock") pursuant to the First PacTrust Bancorp, Inc. 2003 Recognition and Retention Plan, as the same may be amended from time to time (the "Plan"), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth.  A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto.

2.           Restrictions on Transfer and Restricted Period.  During the period (the "Restricted Period") commencing on the date of this Award Agreement and terminating on November 1, 2015, Shares with respect to which the Restricted Period has not lapsed may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Grantee except, in the event of the death of the Grantee, by will or the laws of descent and distribution or pursuant to a "domestic relations order," as defined in Section 414(p)(1)(B) the Code, or as hereinafter provided.  Shares with respect to which the Restricted Period has lapsed shall sometimes be referred to herein as "Vested."

Provided that the Grantee does not incur a Termination of Service, Shares shall become Vested in accordance with the following schedule:

Date of Vesting	Number of Shares Vested
November 1, 2011	1,920
November 1, 2012	1,920
November 1, 2013	1,920
November 1, 2014	1,919
November 1, 2015	1,919

Except to the extent prohibited by the OTS regulations, the Committee referred to in Section 3 of the Plan shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Shares or to remove any or all of such restrictions, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws, changes in circumstances occurring after the commencement of the Restricted Period, or any other reason.

3.           Termination of Service.  Except as provided in Section 8 below, if the Grantee incurs a Termination of Service for any reason (other than death or disability), all Shares which are not Vested at the time of such Termination of Service shall upon such Termination of Service be forfeited to the Corporation.  If the Grantee incurs a Termination of Service by reason of death or disability, all Shares awarded pursuant to this Award Agreement shall become Vested at the time of such termination, and the Shares shall not thereafter be forfeited.

4.           Issuance of the Shares.  Promptly after the date of this Award Agreement, the Corporation shall recognize the Grantee’s ownership of the Shares through (i) a crediting of the Shares to a book entry account maintained by the Corporation (or its transfer agent or other designee) for the benefit of the Grantee, with appropriate electronic notation of the restrictions on transfer provided herein, or another similar method, or (ii) the issuance of certificates representing the Shares in the name of the Grantee, bearing any legend that the Corporation deems appropriate to reflect the restrictions on transfer provided herein, to be held in custody by the Corporation or its designee for the benefit of the Grantee until the Shares represented thereby become Vested.

The Grantee agrees that simultaneously with the execution of this Award Agreement, the Grantee shall execute the stock powers attached hereto and that the Grantee shall promptly deliver such stock powers to the Corporation.  The Grantee further agrees to execute and deliver any and all additional stock powers and/or other instruments as the Corporation from time to time requests as it may, in its judgment, deem to be advisable to fulfill the purposes of this Award Agreement.

5.           Grantee's Rights.  Subject to all limitations provided in this Award Agreement, the Grantee, as owner of the Shares during the Restricted Period, shall have all the rights of a stockholder, including, but not limited to, the right to receive all dividends paid on the Shares and the right to vote such Shares.

6.           Expiration of Restricted Period.  Upon the lapse or expiration of the Restricted Period with respect to a portion of the Shares, the Corporation shall release such Shares to the Grantee (i) by appropriate transfer to an unrestricted book entry account maintained by the Corporation (or its transfer agent or other designee) for the benefit of the Grantee (or, if the Grantee is deceased, to his legal representative) or by other appropriate electronic notation of the lapse or expiration of the Restricted Period with respect to such Shares, (ii) by delivering to the Grantee (or, if the Grantee is deceased, to his legal representative) a certificate issued in respect of such Shares (without any legend contemplated by Section 4 above), or (iii) by any other means deemed appropriate by the Corporation.

7.           Adjustments for Changes in Capitalization of the Corporation.  In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Corporation or in the shares of Common Stock, the number and class of Shares covered by this Award Agreement shall be appropriately adjusted by the Committee, whose determination shall be conclusive.  Any shares of Common Stock or other securities received, as a result of the foregoing, by the Grantee with respect to Shares subject to the restrictions contained in Section 2 above shall also be subject to such restrictions, and any certificate or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Corporation in the manner provided in Section 4 above.

8.           Effect of Change in Control.  If a tender offer or exchange offer for shares of the Corporation (other than such an offer by the Corporation) is commenced, or if a change in control (as defined in the Plan) shall occur, and the Grantee within twelve months thereafter incurs a Termination of Service for any reason whatsoever other than cause, all previously unvested Shares shall vest in full upon the happening of such events; provided, however, that no Shares which have previously been forfeited shall thereafter become Vested.

9.           Delivery and Registration of Shares of Common Stock.  The Corporation's obligation to deliver Shares hereunder shall, if the Committee so requests, be conditioned upon the Grantee's compliance with the terms and provisions of Section 10 of the Plan.

10.           Plan and Plan Interpretations as Controlling.  The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  Capitalized terms used herein which are not defined in this Award Agreement shall have the meaning ascribed to such terms in the Plan.  All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising hereunder or under the Plan.

11.           Grantee Service.  Nothing in this Award Agreement shall limit the right of the Corporation or any of its Affiliates to terminate the Grantee's service as a director, advisory director, or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Grantee.

12.           Withholding Tax.  Upon the termination of the Restricted Period with respect to any Shares (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor thereto), the Corporation may withhold from any payment or distribution made under the Plan sufficient Shares to cover any applicable withholding and employment taxes.  The Corporation shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments.

13.           Amendment.  The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of this Award Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision hereof which may adversely affect the Grantee without the Grantee's (or his legal representative's) written consent.

14.           Grantee Acceptance.  The Grantee shall signify his acceptance of the terms and conditions of this Award Agreement by signing in the space provided below, by signing the attached stock powers, and by returning a signed copy hereof and of the attached stock powers to the Corporation.

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:

ACCEPTED:

Gregory A. Mitchell

6 Camino Monte Sol
(Street Address)

Alamo, CA 94507
(City, State & Zip Code)

STOCK POWER

For value received, I hereby sell, assign, and transfer to First PacTrust Bancorp, Inc.  (the "Corporation") all shares of the capital stock of the Corporation, standing in my name on the books and records of the aforesaid Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated November 1, 2010, to which the Corporation and I are parties (as the same may from time to time be amended, the “Award Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation.  To the extent the restrictions on transfer of any portion of such shares under the Award Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Award Agreement.

Gregory A. Mitchell

Dated:

In the presence of:

STOCK POWER

For value received, I hereby sell, assign, and transfer to First PacTrust Bancorp, Inc.  (the "Corporation") all shares of the capital stock of the Corporation, standing in my name on the books and records of the aforesaid Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated November 1, 2010, to which the Corporation and I are parties (as the same may from time to time be amended, the “Award Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation.  To the extent the restrictions on transfer of any portion of such shares under the Award Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Award Agreement.

Gregory A. Mitchell

Dated:

In the presence of:

STOCK POWER

For value received, I hereby sell, assign, and transfer to First PacTrust Bancorp, Inc.  (the "Corporation") all shares of the capital stock of the Corporation, standing in my name on the books and records of the aforesaid Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated November 1, 2010, to which the Corporation and I are parties (as the same may from time to time be amended, the “Award Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation.  To the extent the restrictions on transfer of any portion of such shares under the Award Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Award Agreement.

Gregory A. Mitchell

Dated:

In the presence of:

STOCK POWER

For value received, I hereby sell, assign, and transfer to First PacTrust Bancorp, Inc.  (the "Corporation") all shares of the capital stock of the Corporation, standing in my name on the books and records of the aforesaid Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated November 1, 2010, to which the Corporation and I are parties (as the same may from time to time be amended, the “Award Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation.  To the extent the restrictions on transfer of any portion of such shares under the Award Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Award Agreement.

Gregory A. Mitchell

Dated:

In the presence of:

STOCK POWER

For value received, I hereby sell, assign, and transfer to First PacTrust Bancorp, Inc.  (the "Corporation") all shares of the capital stock of the Corporation, standing in my name on the books and records of the aforesaid Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated November 1, 2010, to which the Corporation and I are parties (as the same may from time to time be amended, the “Award Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation.  To the extent the restrictions on transfer of any portion of such shares under the Award Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Award Agreement.

Gregory A. Mitchell

Dated:

In the presence of:

EXHIBIT B

FORM OF INITIAL GRANT AGREEMENT

FIRST PACTRUST BANCORP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT-INDUCEMENT GRANT

NQSO NO.  ______

This Option is granted on November 1, 2010 (the "Grant Date"), by First PacTrust Bancorp, Inc., a Maryland corporation (the "Corporation"), to Gregory A. Mitchell (the "Optionee"), in accordance with the following terms and conditions:

1.  Option Grant and Exercise Period.  Pursuant to Section 5(a) of the Employment Agreement between the Corporation and the Optionee dated as of the date hereof (the “Employment Agreement”), as an inducement material to the Optionee’s entering into employment with the Corporation, the Corporation hereby grants to the Optionee a Non-Qualified Stock Option ("Option") to purchase an aggregate of  300,000 shares (the "Option Shares") of the common stock of the Corporation ("Common Stock") at the price of  $11.35  per share (the "Exercise Price").

This Option shall be exercisable only during the period (the "Exercise Period") commencing on the dates set forth in Section 2 below, and ending at 5:00 p.m., Chula Vista, California time, on the date 10 years after the Grant Date, such later time and date being hereinafter referred to as the "Expiration Date," subject to earlier vesting and earlier expiration in the event of a Termination of Service, as and to the extent provided in Section 5.

2.  Method of Exercise of This Option.  This Option may be exercised during the Exercise Period, with respect to not more than the cumulative number of Option Shares set forth below on or after the dates indicated, by giving written notice to the Corporation as hereinafter provided specifying the number of Option Shares to be purchased.

Cumulative Number of Option Shares Exercisable	Date
100,000	November 1, 2011
200,000	November 1, 2012
300,000	November 1, 2013

The notice of exercise of this Option shall be in the form prescribed by the Compensation Committee of the Board of Directors of the Corporation (or such other committee as may be designated by the Board of Directors of the Corporation)(the “Committee”) and directed to the address set forth in Section 10 below.  The date of exercise is the date on which such notice is received by the Corporation.  Such notice shall be accompanied by payment in full of the Exercise Price for the Option Shares to be purchased upon such exercise.  Payment shall be made (i) in cash, which may be in the form of a check, money order, cashier's check or certified check, payable to the Corporation, or (ii) by delivering shares of Common Stock already owned by the Optionee having a market value equal to the Exercise Price, or (iii) a combination of cash and such shares.  Promptly after such payment, subject to Section 3 below, the Corporation shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another in such form of joint ownership as requested by the Optionee (or such other person) pursuant to applicable state law.

3.  Delivery and Registration of Shares of Common Stock.  The Corporation's obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) or any other federal, state or local securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the Option Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Corporation shall not be required to deliver any shares hereunder prior to (i) the admission of such shares to listing on any stock exchange on which shares may then be listed and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4.  Nontransferability of This Option.  This Option may not be assigned, encumbered, transferred, pledged or hypothecated except, (i) in the event of the death of the Optionee, by will or the applicable laws of descent and distribution or pursuant to a beneficiary designation as described below, or (ii) pursuant to a "domestic relations order," as defined in Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended, or (iii) in a gift to any member of the Optionee's immediate family or to a trust for the benefit of one or more of such immediate family members.  During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or a person acting with the legal authority of the Optionee unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee.  For the purpose of this Section 4, the Optionee's “immediate family” shall mean the Optionee's spouse, children and grandchildren.

From time to time, by signing a form furnished to the Corporation, the Optionee may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer the unexercised portion this Option if the Optionee were to die prior to the Expiration Date without having exercised such unexercised portion. If the Optionee fails to designate a beneficiary as provided above, or if the designated beneficiary dies before the Optionee or before such unexercised portion is so transferred, such unexercised portion shall be transferred to the Optionee’s estate.  For purposes of this Option, the term “designated beneficiary” means the person or persons designated by Optionee as Optionee’s beneficiary in the last effective beneficiary designation form filed with the Corporation.

The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any person acting with the legal authority of the Optionee or to whom this Option is transferred in accordance with this Section 4.

5.  Termination of Service or Death of the Optionee.  Except as provided in this Section 5, and notwithstanding any other provision of this Option to the contrary, this Option shall be exercisable only if the Optionee has not incurred a Termination of Service at the time of such exercise.  As used herein, the term “Termination of Service” means cessation of service, for any reason, whether voluntary or involuntary, so that the Optionee is not an employee, a director or an advisory director of the Corporation or any affiliate of the Corporation.

If the Optionee incurs a Termination of Service for any reason excluding death and Termination of Service for Cause (as defined in the Employment Agreement), the Optionee may, but only within the period of one year immediately succeeding such Termination of Service and in no event after the Expiration Date, exercise this Option to the extent the Optionee was entitled to exercise this Option on the date of Termination of Service (after giving effect to any acceleration of vesting as provided in the last paragraph of this Section 5).  If the Optionee incurs a Termination of Service for Cause, all rights under this Option shall expire immediately.

In the event of the death of the Optionee prior to the Optionee's Termination of Service or during the one year period referred to in the immediately preceding paragraph, the person or persons to whom the Option has been transferred pursuant to Section 4 may, but only to the extent the Optionee was entitled to exercise this Option on the date of the Optionee's death (after giving effect to any acceleration of vesting as provided in the last paragraph of this Section 5), exercise this Option at any time within the one year period following the death of the Optionee, but in no event after the Expiration Date.  Following the death of the Optionee, the Committee may, in its sole discretion, as an alternative means of settlement of this Option, elect to pay to the person to whom this Option is transferred pursuant to Section 4 the amount by which the market value per share of Common Stock on the date of exercise of this Option shall exceed the Exercise Price per Option Share, multiplied by the number of Option Shares with respect to which this Option is properly exercised.  Any such settlement of this Option shall be considered an exercise of this Option for all purposes of this Option.

In the event that Optionee’s employment is terminated by the Corporation without Cause (as defined in the Employment Agreement) or is terminated as a result of the Optionee resigning for Good Reason (as defined in the Employment Agreement), this Option, to the extent not theretofore vested and exercisable, shall become fully vested and exercisable and shall remain exercisable for the period specified above in this Section 5.

6.  Adjustments for Changes in Capitalization of the Corporation.  In the event of any change in the outstanding shares of Common Stock after the Grant Date by reason of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, consolidation, combination or exchange of shares, merger, or any other change in the corporate structure of the Corporation or in the shares of Common Stock, the number and class of shares covered by this Option and the Exercise Price shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

7.  Effect of Merger or Other Reorganization.  In the event of any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Optionee shall have the right (subject to the limitations contained herein), thereafter and during the Exercise Period, to receive upon exercise of this Option an amount equal to the excess of the market value on the date of such exercise of the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Common Stock over the Exercise Price, multiplied by the number of Option Shares with respect to which this Option shall have been exercised.  Such amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in such merger, consolidation or combination, or partly in cash and partly in one or more of such kind or kinds of property, all in the discretion of the Committee.

8.  Stockholder Rights Not Granted by This Option.  The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Corporation or to notice of meetings of stockholders or to notice of any other proceedings of the Corporation.

9.  Withholding Tax.  Where the Optionee or another person is entitled to receive Option Shares pursuant to the exercise of this Option, the Corporation shall have the right to require the Optionee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its affiliates is required to withhold with respect to such Option Shares, or in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld, or, in lieu of any of the foregoing, to withhold a sufficient sum from the Optionee's compensation payable by the Corporation to satisfy the Corporation's tax withholding requirements.

10.  Notices.  All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of First PacTrust Bancorp, Inc., 610 Bay Boulevard, Chula Vista, California  91910.  Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee's address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

11.  Optionee Service.  Nothing in this Option shall limit the right of the Corporation or any of its affiliates to terminate the Optionee's service as a director, advisory director, or employee, or otherwise impose upon the Corporation or any of its affiliates any obligation to employ or accept the services of the Optionee.

12.  Amendment.  The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of this Award Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision hereof which may adversely affect the Optionee without the Optionee's (or his legal representative's) written consent.

13.  Optionee Acceptance.  The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Corporation at the address set forth in Section 11 above.

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:

ACCEPTED:

Gregory A. Mitchell
6 Camino Monte Sol
Alamo, CA 94507